PRESS RELEASE

EXHIBIT 99

FOR IMMEDIATE RELEASE

PARLUX REPORTS FIRST QUARTER RESULTS

FORT LAUDERDALE, FLORIDA August 13, 2003.   Parlux Fragrances, Inc. (NASDAQ:PARL) announced today its results for the quarter ended June 30, 2003.

Net sales for the quarter were $16,941,789 compared to $19,825,736, a decrease of $2,883,947 or 15% compared to the prior year period. Operating income decreased to $1,222,629 from $1,993,415. Net income was $717,344 or $0.08 per share (basic and diluted) compared to $1,116,042 or $0.11 per share (basic and diluted) for the comparable prior year period.

The decrease in net sales was attributable to a $1,799,902 decrease in sales of Animale products, which brand was sold in January 2003, and a reduction of $1,062,815 in sales of Jockey brand products, launched during the comparable prior year period. Operating income and net income were lower due to lower sales and product mix, partially offset by reduced operating and interest expense.

Commenting on the results, Ilia Lekach, Chairman and Chief Executive Officer said, “We anticipated the lower sales performance in view of our sale of the Animale brand and the prior year Jockey launch. We adjusted our spending levels to mitigate the effect of the lower sales; and in fact, our net income performance was better than expected.” Mr. Lekach continued, “The thrust of our recent efforts has been to strengthen our balance sheet and our working capital position. We have made a major reduction in our borrowing levels over the last twelve months and will resume our common stock buy-back program in the near future.”

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige fragrances and holds the licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, Ocean Pacific (OP), Fred Hayman Beverly Hills, and JOCKEY.

The Company may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and the Company’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(See table attached)

FOR:  Parlux Fragrances, Inc.

CONTACT:  Ilia Lekach 954-316-9008 Ext. 116  Frank A. Buttacavoli Ext. 117

PR NEWSWIRE:  COMPANY NEWS ON-CALL:  (800) 758-5804  Parlux code 674987
COMPANY NEWS ON-INTERNET:  http://www.prnewswire.com

PARLUX FRAGRANCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,
	2003	2002

Net sales:	$10,841,603	$14,275,667
Unrelated customers	6,100,186	5,550,069
Related parties	16,941,789	19,825,736

Cost of goods sold, including $1,090,873 and $1,214,429 of promotional items in 2003 and 2002, respectively	8,896,029	10,192,272

Gross margin	8,045,760	9,633,464

Operating expenses:
Advertising and promotional	2,730,019	3,273,356
Selling and distribution	1,538,424	1,711,454
General and administrative	1,518,774	1,481,302
Depreciation and amortization	344,711	348,991
Royalties	691,203	824,946

Total operating expenses	6,823,131	7,640,049

Operating income	1,222,629	1,993,415

Interest expense, net	65,622	193,348

Income before income taxes	1,157,007	1,800,067

Income taxes provision	439,663	684,025

Net income	$717,344	$1,116,042

Income per common share:
Basic	$0.08	$0.11
Diluted	$0.08	$0.11
Weighted average shares outstanding basic	8,553,284	9,976,276
Weighted average shares outstanding diluted	9,403,125	10,101,628

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